As filed with the Securities and Exchange Commission on April 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-4328784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices, including zip code)

Magellan Midstream Holdings

Long-Term Incentive Plan

(Full title of the plan)

Lonny E. Townsend

One Williams Center

Tulsa, Oklahoma 74172

(Name and address of agent for service)

(918) 574-7000

(Telephone number, including area code, of agent for service)

Copies to:

Dan A. Fleckman

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, TX 77002-6770

(713) 758-2222

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Units Representing Limited Partner Interests	150,000 Units	$22.80	$3,420,000.00	$365.94

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.
(2)	Represents common units reserved for issuance under the Magellan Midstream Holdings Long-Term Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported on the New York Stock Exchange on March 31 , 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•	our annual report on Form 10-K filed March 15, 2006;

•	our current reports on Form 8-K filed February 10, 2006, February 15, 2006 and March 22, 2006; and

•	the description of our common units contained in our registration statement on Form 8-A filed on February 7, 2006, and any subsequent amendment or report filed for the purpose of updating that description.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership.

Any indemnification under our limited partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons from our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited partnership agreement.

Item 7. Exemptions from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Fourth Amended and Restated Limited Partnership Agreement of Magellan Midstream Holdings, L.P. (incorporated by reference to Exhibit 3.1 to Magellan Midstream Holdings, L.P.’s current report on Form 8-K (File No. 001-32745) filed with the Commission on February 15, 2006).

4.2	Third Amended and Restated Limited Liability Company Agreement of Magellan Midstream Holdings GP, LLC (incorporated by reference to Exhibit 3.4 to Magellan Midstream Holdings, L.P.’s Amendment No. 2 to Form S-1 (File No. 333-129623) filed with the Commission on December 22, 2005).

4.3	Magellan Midstream Holdings Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Magellan Midstream Holdings, L.P.’s current report on Form 8-K (File No. 001-32745) filed with the Commission on February 15, 2006).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 3rd day of April, 2006.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

BY:	MAGELLAN MIDSTREAM HOLDINGS GP, LLC, its General Partner

By:	/s/ Don R. Wellendorf
Don R. Wellendorf
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints John D. Chandler and Lonny E. Townsend, and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of April, 2006.

Signature	Title
/s/ Don R. Wellendorf	President, Chief Executive Officer and Director
Don R. Wellendorf

/s/ John D. Chandler	Vice President, Chief Financial Officer and Treasurer
John D. Chandler

/s/ Walter R. Arnheim	Director
Walter R. Arnheim

/s/ Jim H. Derryberry	Director
Jim H. Derryberry

/s/ Patrick C. Eilers	Director
Patrick C. Eilers

/s/ James C. Kempner	Director
James C. Kempner

/s/ N. John Lancaster, Jr.	Director
N. John Lancaster, Jr.

/s/ Thomas S. Souleles	Director
Thomas S. Souleles

INDEX TO EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Fourth Amended and Restated Limited Partnership Agreement of Magellan Midstream Holdings, L.P. (incorporated by reference to Exhibit 3.1 to Magellan Midstream Holdings, L.P.’s current report on Form 8-K (File No. 001-32745) filed with the Commission on February 15, 2006).

4.2	Third Amended and Restated Limited Liability Company Agreement of Magellan Midstream Holdings GP, LLC (incorporated by reference to Exhibit 3.4 to Magellan Midstream Holdings, L.P.’s Amendment No. 2 to Form S-1 (File No. 333-129623) filed with the Commission on December 22, 2005).

4.3	Magellan Midstream Holdings Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Magellan Midstream Holdings, L.P.’s current report on Form 8-K (File No. 001-32745) filed with the Commission on February 15, 2006).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

*	Filed herewith